Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, Illinois 60563 U.S.A.	FOR IMMEDIATE RELEASE July 27, 2006

Tel: +1.630.798.8800 Fax: +1.630.798.2000 www.tellabs.com

Tellabs revenue rises 19% as earnings grow 30% in second quarter

Naperville, Ill. — Tellabs today reported second-quarter 2006 revenue of $549 million, up 19% from $463 million in the second quarter of 2005.

On a GAAP basis, Tellabs earned $54 million or 12 cents per share in the second quarter of 2006, up 30% from $41 million or 9 cents per share in the second quarter of 2005.

On a non-GAAP basis, Tellabs earned $73 million or 16 cents per share, up 26% from $58 million or 13 cents a share in the second quarter of 2005. Non-GAAP results exclude pretax charges of $27 million for special items, including $11 million or 1.7 cents per share in stock-option expense. A reconciliation of GAAP to non-GAAP earnings follows.

“As customers advance their networks to deliver video and broadband services, they propel Tellabs’ double-digit revenue growth,” said Krish A. Prabhu, Tellabs president and chief executive officer. “Tellabs is well-positioned with service providers in faster-growing markets such as fiber access and next-generation transport.”

Broadband — Revenue from the broadband segment totaled $298 million, up 20% from $248 million in the second quarter of 2005. Within the broadband segment, access revenue rose 32% to a record $190 million from $143 million in the second quarter of 2005. Managed access revenue fell 10% to $86 million from $96 million a year ago. Broadband data revenue more than doubled to $22 million from $9 million in the second quarter of 2005.

Transport — Revenue from the transport segment totaled $202 million, up 19% from $170 million in the second quarter of 2005, driven by demand from wireless customers.

Services — Services revenue was $49 million, up 8% from $45 million in the second quarter of 2005.

Share Repurchase — Under previously announced share repurchase plans, Tellabs repurchased 2.5 million shares for $37.3 million during the second quarter of 2006.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its second-quarter results and provide its outlook for the third quarter. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 9 a.m. Central Daylight Time today, until 9 a.m. Central Daylight Time on Saturday, July 29, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs reservation number: 2720285. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Broadband solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

###

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the introduction of new products, the entrance into new markets, the integration of new businesses, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2006/2q06.pdf

MEDIA CONTACTS:

George Stenitzer
+1.630.798.3800
george.stenitzer@tellabs.com

Ariana Nikitas
+1.630.798.2532
ariana.nikitas@tellabs.com

INVESTOR CONTACT:

Tom Scottino
+1.630.798.3602
tom.scottino@tellabs.com

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	6/30/06	7/1/05	6/30/06	7/1/05
Revenue
Products	$500.6	$417.3	$974.7	$818.6
Services	48.7	45.2	89.3	79.5
	549.3	462.5	1,064.0	898.1
Cost of Revenue
Products	264.5	225.5	506.7	452.1
Services	30.6	29.8	60.8	56.9
	295.1	255.3	567.5	509.0
Gross Profit	254.2	207.2	496.5	389.1

Gross profit as a percentage of revenue	46.3%	44.8%	46.7%	43.3%

Gross profit as a percentage of revenue - products	47.2%	46.0%	48.0%	44.8%
Gross profit as a percentage of revenue - services	37.2%	34.1%	31.9%	28.4%

Operating Expenses
Research and development	91.7	82.9	184.6	171.7
Sales and marketing	45.0	45.4	90.0	91.6
General and administrative	28.5	22.4	56.6	44.7
Intangible asset amortization	7.1	9.2	14.1	20.2
Restructuring and other charges	2.0	1.2	2.0	14.4
	174.3	161.1	347.3	342.6

Operating Earnings	79.9	46.1	149.2	46.5

Other Income
Interest income, net	11.4	6.4	21.9	12.1
Other income (expense), net	(7.4)	(1.7)	(6.0)	(4.4)
	4.0	4.7	15.9	7.7

Earnings Before Income Tax	83.9	50.8	165.1	54.2
Income tax expense	(30.4)	(9.7)	(59.2)	(12.4)
Net Earnings	$53.5	$41.1	$105.9	$41.8

Net Earnings Per Share
Basic	$0.12	$0.09	$0.24	$0.09
Diluted	$0.12	$0.09	$0.23	$0.09

Weighted Average Shares Outstanding
Basic	447.7	447.7	448.8	451.8
Diluted	458.5	451.4	459.6	455.2

Amortization of stock option expense in 2006 and deferred stock compensation in 2006 and 2005 related to acquisitions is included in the following cost and expense categories by period:

Cost of revenue	$1.6	$0.1	$3.0	$0.2
Research and development	5.4	2.5	10.1	5.1
Sales and marketing	2.3	0.1	4.4	0.2
General and administrative	4.2	0.1	8.8	0.2
	$13.5	$2.8	$26.3	$5.7

TELLABS, INC.
CONSOLIDATED BALANCE SHEETS

	6/30/06	12/30/05
In millions, except share data	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$295.2	$880.8
Investments in marketable securities	922.3	308.9
	1,217.5	1,189.7

Other marketable securities - Cisco stock	206.2	180.8
Accounts receivable, net of returns and allowances of $8.4 and $8.4	374.1	319.4
Inventories
Raw materials	34.4	28.3
Work in process	12.1	11.7
Finished goods	93.8	69.1
	140.3	109.1
Income taxes	8.6	15.9
Miscellaneous receivables and other current assets	48.6	58.1
Total Current Assets	1,995.3	1,873.0

Property, Plant and Equipment
Land	20.5	20.3
Buildings and improvements	201.9	190.5
Equipment	427.2	403.2
	649.6	614.0
Accumulated depreciation	(349.2)	(313.9)
	300.4	300.1
Goodwill	1,113.5	1,111.9
Intangible Assets, Net of Amortization	103.2	117.2
Other Assets	133.6	112.7
Total Assets	$3,646.0	$3,514.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$103.8	$97.1
Accrued compensation	62.8	83.8
Restructuring and other charges	7.2	7.2
Income taxes	38.8	28.9
Cisco stock loan	206.2	180.8
Other accrued liabilities	135.4	127.4
Total Current Liabilities	554.2	525.2

Long-Term Restructuring Liabilities	21.1	24.0
Income Taxes	106.0	95.9
Other Long-Term Liabilities	54.8	55.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 486,208,478 and 477,045,901 shares issued	4.9	4.8
Additional paid-in capital	1,357.9	1,238.7
Deferred compensation expense	—	(10.9)
Treasury stock, at cost: 38,520,819 and 27,661,859 shares	(479.6)	(322.8)
Retained earnings	1,953.8	1,847.9
Accumulated other comprehensive income	72.9	57.0
Total Stockholders’ Equity	2,909.9	2,814.7
Total Liabilities and Stockholders’ Equity	$3,646.0	$3,514.9

TELLABS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Six Months
In millions	6/30/06	7/1/05
Operating Activities
Net earnings	$105.9	$41.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51.6	67.3
Stock-based compensation	33.8	7.1
Deferred income taxes	22.5	(1.6)
Excess tax benefits from stock-based compensation	(15.2)	—
Restructuring and other charges	2.0	14.4
Net changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(58.8)	41.9
Inventories	(33.5)	(28.3)
Miscellaneous receivables and other current assets	13.9	(14.5)
Other assets	18.7	10.7
Accounts payable	7.2	(17.5)
Restructuring and other charges	(4.8)	(16.6)
Other accrued liabilities	(18.3)	(14.9)
Income taxes	(8.7)	5.9
Other long-term liabilities	0.6	9.8
Net Cash Provided by Operating Activities	116.9	105.5

Investing Activities
Capital expenditures	(34.4)	(21.5)
Disposals of property, plant and equipment	0.5	15.0
Payments for purchases of investments	(961.7)	(408.5)
Proceeds from sales and maturities of investments	345.2	438.4
Net Cash Provided by Investing Activities	(650.4)	23.4

Financing Activities
Proceeds from issuance of common stock under option plans	81.1	7.7
Repurchase of common stock	(156.8)	(132.6)
Excess tax benefits from stock-based compensation	15.2	—
Net Cash (Used for) Financing Activities	(60.5)	(124.9)
Effect of Exchange Rate Changes on Cash	8.4	(20.3)
Net Decrease in Cash and Cash Equivalents	(585.6)	(16.3)
Cash and Cash Equivalents - Beginning of Year	880.8	292.9
Cash and Cash Equivalents - End of Period	$295.2	$276.6

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may”, “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the second quarter of 2006, our revenue grew 19% to $549.3 million compared with the second quarter of 2005 due to an increase in revenue in all three operating segments. On a geographic basis, North American revenue was 77.4% in the quarter compared with 73.9% a year ago, with international revenue at 22.6% in the quarter compared with 26.1% a year ago. Margins increased to 46.3% in the second quarter compared with 44.8% in the second quarter of 2005. Overall operating expenses increased by $13.2 million over the second quarter 2005 primarily due to the inclusion of stock option expense in 2006. Net earnings were $53.5 million or $0.12 per share compared with $41.1 million or $0.09 per share in the same period of 2005.

At the beginning of 2006, we adopted SFAS 123(R) using the modified prospective method; therefore we did not restate prior periods. The second quarter of 2006 includes $11.5 million of stock option expense. No stock option expense is included in second quarter 2005 results.

Revenue (in millions)

	Second Quarter			Six Months
	2006	2005	Change	2006	2005	Change
Broadband products	$298.4	$247.6	20.5%	$558.1	$475.9	17.3%
Transport products	202.2	169.7	19.2%	416.6	342.7	21.6%
Services	48.7	45.2	7.7%	89.3	79.5	12.3%
Total revenue	$549.3	$462.5	18.8%	$1,064.0	$898.1	18.5%

Products

Revenue from products increased $83.3 million to $500.6 million in the second quarter of 2006, up from $417.3 million in the second quarter of 2005. The increase in revenue came from both product segments.

Revenue from Broadband products increased $50.8 million to $298.4 million in the second quarter of 2006 from $247.6 million in the second quarter of 2005. Within the Broadband segment, revenue from fiber-access platforms increased due principally to higher volumes of Tellabs® 1600 optical networking terminal (Tellabs® 1600 ONT). Revenue from broadband data products improved due to a larger customer base, which reflects the continuing successful rollout of these products. Partially offsetting this increase in the Broadband segment was a decrease in revenue from managed access systems.

Revenue from Transport products increased $32.5 million to $202.2 million in the second quarter of 2006, up from $169.7 million in the comparable quarter of 2005. The increase in Transport products revenue reflects the strong demand for increased bandwidth from wireless carriers as they continue to build out their network infrastructure to meet changing user needs.

Services

Revenue from Services increased $3.5 million to $48.7 million in the second quarter of 2006, up from $45.2 million in the second quarter of 2005. This increase reflects growth in support and professional services primarily due to focused efforts on increasing support agreement renewals and selling professional services.

Gross Margin (in millions)

	Second Quarter			Six Months
	2006	2005	% Point Change	2006	2005	% Point Change
Consolidated	46.3%	44.8%	1.5%	46.7%	43.3%	3.4%
Products	47.2%	46.0%	1.2%	48.0%	44.8%	3.2%
Services	37.2%	34.1%	3.1%	31.9%	28.4%	3.5%

The 1.5 percentage point increase in the second quarter consolidated margin is due primarily to a lower-cost version of Tellabs® 1600 ONT broadband access product that was introduced in the second half of 2005, increased Transport products revenue, and higher Services margins. The higher Services margin was due primarily to an increase in revenue that carries above-average margins.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$91.7	$82.9	$8.8	16.7%	17.9%
Sales and marketing	45.0	45.4	(0.4)	8.2%	9.8%
General and administrative	28.5	22.4	6.1	5.2%	4.8%

Subtotal	165.2	150.7	14.5	30.1%	32.6%

Intangible asset amortization	7.1	9.2	(2.1)
Restructuring and other charges	2.0	1.2	0.8
Total Operating Expenses	$174.3	$161.1	$13.2

	Six Months			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$184.6	$171.7	$12.9	17.3%	19.1%
Sales and marketing	90.0	91.6	(1.6)	8.5%	10.2%
General and administrative	56.6	44.7	11.9	5.3%	5.0%

Subtotal	331.2	308.0	23.2	31.1%	34.3%

Intangible asset amortization	14.1	20.2	(6.1)
Restructuring and other charges	2.0	14.4	(12.4)
Total Operating Expenses	$347.3	$342.6	$4.7

Total operating expenses includes $9.9 million of stock option expense in the quarter and $19.2 million in the first six months of 2006. There was no stock option expense in the comparable periods in 2005.

Other Income (in millions)

	Second Quarter			Six Months
	2006	2005	Change	2006	2005	Change
Interest income, net	$11.4	$6.4	$5.0	$21.9	$12.1	$9.8
Other income (expense), net	(7.4)	(1.7)	(5.7)	(6.0)	(4.4)	(1.6)
Total	$4.0	$4.7	($0.7)	$15.9	$7.7	$8.2

Interest income, net increased by $5.0 million in the second quarter of 2006 compared with the second quarter of 2005 due to larger invested balances and higher interest rates. Other income (expense), net, in the second quarter of 2006 includes a $3.3 million loss for foreign exchange, compared with a $0.7 million gain in the second quarter of 2005. Other-than-temporary impairments related to long-term investments accounted for a $4.6 million loss in the second quarter of 2006 and a $3.8 million loss in the comparable period in 2005.

Income Taxes

For the second quarter of 2006, we recorded a tax expense of $30.4 million, compared to a tax expense of $9.7 million for the second quarter of 2005. Our tax expense increased over the year due to higher income earned from both domestic and foreign operations.

Segments

Revenue (in millions)

	Second Quarter			Six Months
	2006	2005	Change	2006	2005	Change
Broadband products	$298.4	$247.6	20.5%	$558.1	$475.9	17.3%
Transport products	202.2	169.7	19.2%	416.6	342.7	21.6%
Services	48.7	45.2	7.7%	89.3	79.5	12.3%
Total revenue	$549.3	$462.5	18.8%	$1,064.0	$898.1	18.5%

Segment Profit* (in millions)

	Second Quarter			Six Months
	2006	2005	Change	2006	2005	Change
Broadband products	$38.1	$37.4	1.9%	$59.5	$45.9	29.6%
Transport products	112.1	74.1	51.3%	234.9	154.2	52.3%
Services	19.3	15.4	25.3%	30.6	22.6	35.4%
Total segment profit	$169.5	$126.9	33.6%	$325.0	$222.7	45.9%

*We define segment profit as gross profit less research and development expense. Segment profit excludes the impact of stock option expense, amortization of purchased deferred stock compensation and intangibles, sales and marketing expenses, general and administrative expenses, and restructuring and other charges.

Broadband Products

Revenue

Revenue from the Broadband segment increased $50.8 million to $298.4 million in the second quarter of 2006, up from $247.6 million in the second quarter of 2005. Continuing customer rollout of fiber-access programs helped increase revenue from access products to a record $189.8 million in the second quarter of 2006 from $143.4 million in the second quarter of 2005. Excluding $4.1 million of pass-through revenue associated with video builds, in the second quarter of 2006 revenue from fiber platforms was approximately 58% of access product revenue, with the balance consisting of copper-access platforms. Revenue from managed access products declined to $86.3 million in the second quarter of 2006 from $95.6 million in the second quarter of 2005 due to reduced shipments of our Tellabs® 8100 managed access system. Revenue from broadband data products grew to $22.3 million in the second quarter of 2006 from $8.6 million in the second quarter of 2005 on the strength of a larger customer base.

Segment Profit

For the second quarter of 2006, our Broadband segment profit increased slightly to $38.1 million from $37.4 million in the second quarter of 2005 as lower cost for our Tellabs® 1600 ONT broadband access product was offset by a less favorable product mix and higher research and development expenses.

Transport Products

Revenue

Revenue from Transport products increased $32.5 million to $202.2 million in 2006 from $169.7 million in 2005. There was significant improvement in our Tellabs® 5500 wideband cross-connect products driven by demand from wireless customers as they continued to build out their networks. Approximately 30% of second quarter revenue from Tellabs® 5500 wideband cross-connect products came from new systems, system expansions and upgrades, which we believe indicates that our customers continue to invest in this platform. The remaining 70% consisted of port-card equipment growth on installed base and compares with approximately 66% in the second quarter of 2005. We shipped approximately 2.7 million T-1 equivalents during the second quarter of 2006 compared with 1.9 million T-1 equivalents in the second quarter of 2005.

Segment Profit

For the second quarter of 2006, our Transport segment profit increased by 51.3% to $112.1 million, up from $74.1 million in the comparable period of 2005. The increase is primarily due to higher revenue from Tellabs® 5500 systems.

Services

Revenue

Revenue from Services increased $3.5 million to $48.7 million in the second quarter of 2006, up from $45.2 million in the second quarter of 2005. The improvement reflects an increase in revenue from support agreements and professional services.

Segment Profit

Services segment profit increased by $3.9 million to $19.3 million in the second quarter of 2006, up from $15.4 million in the second quarter of 2005. The increase in segment profit was largely driven by the increase in support agreements and professional services revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,217.5 million, which increased by $72.9 million during the quarter and $27.8 million since year-end. The increase in the second quarter was driven by cash from operating activities of $106.8 million, while the year-to-date increase reflects an increase of cash from operating activities of $116.9 million. During the second quarter of 2006, we repurchased $37.3 million or 2.5 million shares of our common stock and on a year-to-date basis we repurchased $155.8 million or 10.8 million shares.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock and for operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.
CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)
(Unaudited)

	Second Quarter			Six Months
In millions, except per-share data	6/30/06	7/1/05	Change	6/30/06	7/1/05	Change
Revenue
Products	$500.6	$417.3		$974.7	$818.6
Services	48.7	45.2		89.3	79.5
	549.3	462.5	18.8%	1,064.0	898.1	18.5%
Cost of Revenue
Products	264.1	225.4		505.8	451.9
Services	29.4	29.8		58.7	56.9
	293.5	255.2		564.5	508.8
Gross Profit	255.8	207.3	23.4%	499.5	389.3	28.3%

Gross profit as a percentage of revenue	46.6%	44.8%	4.0%	46.9%	43.3%	8.5%

Gross profit as a percentage of revenue - products	47.2%	46.0%	2.7%	48.1%	44.8%	7.4%
Gross profit as a percentage of revenue - services	39.6%	34.1%	16.3%	34.3%	28.4%	20.5%

Operating Expenses
Research and development	86.3	80.4		174.5	166.6
Sales and marketing	42.7	45.3		85.6	91.4
General and administrative	24.3	22.3		47.8	44.5
	153.3	148.0		307.9	302.5

Operating Earnings	102.5	59.3		191.6	86.8

Other Income
Interest income, net	11.4	6.4		21.9	12.1
Other income (expense), net	(2.8)	2.1		(1.4)	(0.6)
	8.6	8.5		20.5	11.5

Earnings Before Income Tax	111.1	67.8		212.1	98.3
Income tax expense	(38.0)	(9.9)		(73.8)	(14.2)
Net Earnings	$73.1	$57.9		$138.3	$84.1

Net Earnings Per Share
Basic	$0.16	$0.13		$0.31	$0.19
Diluted	$0.16	$0.13		$0.30	$0.18

Weighted Average Shares Outstanding
Basic	447.7	447.7		448.8	451.8
Diluted	458.5	451.4		459.6	455.2

(1)   In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.
Reconciliation of Non-GAAP Adjustments
(Unaudited)

	Second Quarter 2006 (a)			Six Months 2006 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$295.1	$(1.6)	$293.5	$567.5	$(3.0)	$564.5

Gross Profit	254.2	1.6	255.8	496.5	3.0	499.5

Operating Expenses	174.3	(21.0)	153.3	347.3	(39.4)	307.9

Other Income	4.0	4.6	8.6	15.9	4.6	20.5

Income Tax Expense	(30.4)	(7.6)	(38.0)	(59.2)	(14.6)	(73.8)

Net Earnings	$53.5	$19.6	$73.1	$105.9	$32.4	$138.3

Earnings Per Share - Basic	$0.12	$0.04	$0.16	$0.24	$0.08	$0.31
Earnings Per Share - Diluted	$0.12	$0.04	$0.16	$0.23	$0.07	$0.30

	Second Quarter 2005 (c)			Six Months 2005 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$255.3	$(0.1)	$255.2	$509.0	$(0.2)	$508.8

Gross Profit	207.2	0.1	207.3	389.1	0.2	389.3

Operating Expenses	161.1	(13.1)	148.0	342.6	(40.1)	302.5

Other Income	4.7	3.8	8.5	7.7	3.8	11.5

Income Tax Expense	(9.7)	(0.2)	(9.9)	(12.4)	(1.8)	(14.2)

Net Earnings	$41.1	$16.8	$57.9	$41.8	$42.3	$84.1

Earnings Per Share - Basic	$0.09	$0.04	$0.13	$0.09	$0.10	$0.19
Earnings Per Share - Diluted	$0.09	$0.04	$0.13	$0.09	$0.09	$0.18

(a)             The $1.6 million charge to Cost of Revenue reflects stock option expense.

The $21.0 million charge to Operating Expenses reflects $9.9 million for stock option expense, $7.1 million for amortization of purchased intangible assets, and $2.0 million for amortization of deferred compensation related to acquisitions, $2.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $4.6 million charge to Other Income reflects losses on the writedown of a long-term equity investment.

(b)            The $3.0 million charge to Cost of Revenue reflects stock option expense.

The $39.4 million charge to Operating Expenses reflects $19.2 million for stock option expense, $14.1 million for amortization of purchased intangible assets, and $4.1 million for amortization of deferred compensation related to acquisitions, $2.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $4.6 million charge to Other Income reflects losses on the writedown of a long-term equity investment.

(c)             The $0.1 million charge to Cost of Revenue reflects amortization of deferred compensation related to acquisitions.

The $13.1 million charge to Operating Expenses reflects $9.2 million for amortization of purchased intangible assets, $2.7 million for amortization of deferred compensation related to acquisitions, $0.2 million for severance and related costs due to the outsourcing for repair and return activities, $0.3 million for severance and related costs due to previously announced headcount reductions, $0.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.1 million for excess leased facilities, and $0.5 million for other costs primarily related to excess software licenses.

The $3.8 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(d)            The $0.2 million charge to Cost of Revenue reflects amortization of deferred compensation related to acquisitions.

The $40.1 million charge to Operating Expenses reflects $20.2 million for amortization of purchased intangible assets, $5.5 million for amortization of deferred compensation related to acquisitions, $0.2 million for severance and related costs due to the outsourcing of repair and return activities, $11.3 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess software licenses, and a $1.1 million net accrual reversal for excess leased facilities due to favorable sublease activity.

The $3.8 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.